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Center Bancorp, Inc. Reports Net Income Available to Common Shareholders of $4.9 Million or $0.30 per Share for the First Quarter of 2013, Representing a 19% Increase

UNION, N.J., April 25, 2013 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB” or the “Bank”), reported operating results for the first quarter ended March 31, 2013. Net income available to common stockholders amounted to $4.9 million, or $0.30 per fully diluted common share, for the quarter ended March 31, 2013, an increase of $778,000 or approximately 19 percent as compared with net income available to common stockholders of $4.1 million, or $0.25 per fully diluted common share, for the quarter ended March 31, 2012.

"Our first quarter operating performance remained strong with a continued improvement in our asset quality profile. We continued to move forward with momentum in expanding our presence in key markets with the announcement of our new Princeton office, our first location in Mercer County. This continues our goal of expanding our presence and visibility in markets we are drawing business from, allowing us to solidify and expand our service relationships. These types of actions, supported by our core earnings performance and strategic growth, create incremental shareholder value," said Anthony C. Weagley, President & Chief Executive Officer of Union Center National Bank.

Mr. Weagley added: “We are pleased with this quarter’s earnings and believe that our sequential earnings performance demonstrates the Corporation's commitment to achieving meaningful growth in earnings performance — an essential component of providing consistent and favorable long-term returns to our shareholders. Margins were relatively stable and are poised for an increase. We were challenged this quarter by the level of payoffs that we experienced, which dampened the solid new loan growth that was achieved. Nevertheless, the sequential growth that we have been experiencing in loans has enabled us to buck the current industry trends of soft loan growth across the industry, thanks to our solid pipelines and core loan growth. Small businesses lending remains strong despite the continued uncertainty about the economic recovery and broader fiscal uncertainty. Our current targeted net growth for the second quarter will achieve our year-on-year growth projection.”

Highlights for the quarter include:

•	Strong balance sheet with improved credit trends compared to prior year.

•	At March 31, 2013, total loans amounted to $879.4 million, an increase of $90.8 million compared to total loans at March 31, 2012, in part as a result of the Saddle River Valley Bank transaction completed in the third quarter of 2012.

•	Reduction in non-performing assets, to 0.26 percent of total assets at March 31, 2013, compared to 0.59 percent at March 31, 2012 and 0.31 percent at December 31, 2012. The allowance for loan losses as a percentage of total non-performing loans was 390.7 percent at March 31, 2013 compared to 119.1 percent at March 31, 2012 and 278.9 percent at December 31, 2012.

•	The Tier 1 leverage capital ratio was 9.31 percent at March 31, 2013, compared to 9.21 percent at March 31, 2012, and 9.02 percent at December 31, 2012, exceeding regulatory guidelines in all periods.

•	Tangible book value per common share rose to $8.36 at March 31, 2013, compared to $6.98 at March 31, 2012 and $8.11 at December 31, 2012.

•	The efficiency ratio for the first quarter of 2013 on an annualized basis was 48.5 percent as compared to 49.3 percent in the first quarter of 2012 and 46.9 percent in the fourth quarter of 2012.

•	Deposits increased $128.8 million to $1.28 billion at March 31, 2013, from $1.15 billion at March 31, 2012, in part as a result of the Saddle River Valley Bank transaction.

Non-performing assets (NPAs) at the end of the first quarter totaled $4.2 million, or 0.26 percent of total assets, as compared with $5.0 million, or 0.31 percent, at December 31, 2012 and $8.7 million, or 0.59 percent, at March 31, 2012. "Asset quality remains a primary focus, and our actions with respect to asset quality have placed us near the top of all publicly traded banks and thrifts in the state of New Jersey," said Mr. Weagley.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Return on average assets	1.23%	1.11%	1.13%	1.16%	1.16%
Return on average equity	12.09%	11.17%	11.67%	11.96%	12.05%
Net interest margin (tax equivalent basis)	3.31%	3.32%	3.28%	3.29%	3.39%
Loans / deposits ratio	68.58%	68.07%	67.28%	68.70%	68.36%
Stockholders’ equity / total assets	10.23%	9.86%	9.75%	9.86%	9.62%
Efficiency ratio (1)	48.5%	46.9%	47.7%	47.1%	49.3%
Book value per common share	$9.39	$9.14	$8.93	$8.36	$8.01
Return on average tangible equity (1)	13.49%	12.49%	13.12%	13.53%	13.70%
Tangible common stockholders’ equity / tangible assets (1)	8.58%	8.22%	8.09%	8.08%	7.81%
Tangible book value per common share (1)	$8.36	$8.11	$7.90	$7.33	$6.98

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended March 31, 2013, total interest income on a fully taxable equivalent basis increased $0.9 million or 6.3 percent, to $14.1 million, compared to the three months ended March 31, 2012. Total interest expense decreased by $316,000, or 10.4 percent, to $2.7 million, for the three months ended March 31, 2013, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $12.0 million for the three months ended March 31, 2013, increasing $1.2 million, or 11.0 percent, from $10.8 million for the comparable period in 2012. Compared to 2012, for the three months ended March 31, 2013, average interest earning assets increased $172.6 million while net interest spread and margin, on a tax-equivalent basis, decreased on an annualized basis by 11 basis points and 8 basis points, respectively. For the quarter ended March 31, 2013, the Corporation’s net interest margin on a fully taxable equivalent annualized basis decreased to 3.31 percent as compared to 3.39 percent for the same three month period in 2012.

The 10.4 percent decrease in interest expense reflects a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates, offsetting higher volumes of interest bearing deposits. The average cost of funds declined 17 basis points to 0.90 percent from 1.07 percent for the quarter ended March 31, 2012 and on a linked sequential quarter decreased 2 basis points compared to the fourth quarter of 2012. For the quarter ended March 31, 2013, the Corporation’s annualized net interest spread decreased to 3.17 percent as compared to 3.28 percent for the same three month period in 2012.

Commenting on the Corporation's net interest margins, Mr. Weagley remarked: “we stabilized margins during the period, but continue to lag our targeted goals as a result of a continued high liquidity pool carried during the periods, which has not been entirely offset by the projected investing activity. We expect an improvement in margin, principally given the continued volume of asset deployment into loans from cash and elimination of temporary factors holding the margin down as we move through the second quarter of 2013."

Earnings Summary for the Period Ended March 31, 2013

The following table presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Net interest income	$11,370	$11,422	$11,183	$10,546	$10,345
Provision for loan losses	—	100	225	(107)	107
Net interest income after provision for loan losses	11,370	11,322	10,958	10,653	10,238
Other income	1,845	1,016	2,635	1,604	1,955
Other expense	6,538	6,193	7,507	5,690	5,807
Income before income tax expense	6,677	6,145	6,086	6,567	6,386
Income tax expense	1,753	1,676	1,632	2,214	2,155
Net income	$4,924	$4,469	$4,454	$4,353	$4,231
Net income available to common stockholders	$4,868	$4,441	$4,426	$4,269	$4,090
Earnings per common share:
Basic	$0.30	$0.27	$0.27	$0.26	$0.25
Diluted	$0.30	$0.27	$0.27	$0.26	$0.25
Weighted average common shares outstanding:
Basic	16,348,215	16,347,564	16,347,088	16,333,653	16,332,327
Diluted	16,373,588	16,363,698	16,362,635	16,341,767	16,338,162

Other Income

Other income decreased $110,000 for the first quarter of 2013 compared with the same period in 2012. During the first quarter of 2013, the Corporation recorded net investment securities gains of $319,000 compared to $937,000 in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1.5 million for the three months ended March 31, 2013 compared to other income, excluding net securities gains, of $1.0 million for the first quarter of 2012 and $1.2 million for the three months ended December 31, 2012. The increase in other income in the first quarter of 2013 when compared to the first quarter of 2012 (excluding securities losses/gains) was primarily from an increase of $137,000 in other fees, $29,000 in loan related fees, an increase in bank owned life insurance income of $314,000, which include $291,000 in tax free proceeds in excess of contract value on the death of one participant, and an increase of $56,000 in annuities and insurance commissions..

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Service charges on deposit accounts	$289	$324	$333	$287	$314
Loan related fees	139	220	85	95	110
Net gains on sales of loans held for sale	138	170	88	100	126
Annuities and insurance commissions	100	67	45	48	44
Debit card and ATM fees	117	125	126	134	132
Bank-owned life insurance	565	282	239	246	251
Net investment securities gains (losses)	319	(201)	763	513	937
Bargain gain on acquisition	—	—	899	—	—
Other fees	178	29	57	181	41
Total other income	$1,845	$1,016	$2,635	$1,604	$1,955

Other Expense

Total other expense for the first quarter of 2013 amounted to $6.5 million, which was approximately $345,000 or 5.3 percent higher than other expense for the three months ended December 31, 2012 and primarily related to an increase in employee salaries and benefits, which increased $285,000. The increase from the last quarter in 2012 includes the acquisition of the assets of Saddle River Valley Bank and, to a lesser extent, normal merit increases in salaries and higher benefit costs. Other increases contributing to the rise in operating overhead included FDIC insurance, marketing and advertising, other real estate owned and all other expense. These increases were partially offset by decreases in occupancy and equipment expense of $36,000, and professional and consulting expenses of $41,000.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Salaries	$2,653	$2,495	$2,505	$2,347	$2,344
Employee benefits	837	710	688	708	774
Occupancy and equipment	906	942	739	606	700
Professional and consulting	219	260	277	294	246
Stationery and printing	85	100	69	96	84
FDIC Insurance	313	293	292	270	299
Marketing and advertising	101	35	64	56	31
Computer expense	353	338	366	362	353
Bank regulatory related expenses	90	82	77	75	78
Postage and delivery	56	61	55	71	79
ATM related expenses	71	72	64	69	62
Other real estate owned, net	19	1	65	22	62
Amortization of core deposit intangible	10	10	10	11	13
Repurchase agreement prepayment and termination fee	—	—	1,012	—	—
Acquisition cost	—	10	472	—	—
All other expenses	825	784	752	703	682
Total other expense	$6,538	$6,193	$7,507	$5,690	$5,807

The increase in other expense for the three months ended March 31, 2013, when compared to the quarter ended March 31, 2012, was approximately $731,000. Increases primarily included salaries and benefit expense of $372,000, occupancy and equipment expense of $206,000, FDIC insurance of $14,000, marketing and advertising expense of $70,000, bank regulatory related expenses of $12,000, ATM related expenses of $9,000 and all other expenses of $143,000. These increases were partially offset by decreases of $27,000 in professional and consulting, $23,000 in postage and delivery and $43,000 in other real estate owned expense.

Statement of Condition Highlights at March 31, 2013

•	Continued strength in balance sheet with total assets amounted to $1.6 billion at March 31, 2013.

•	Total loans were $879.4 million at March 31, 2013, increasing $90.8 million, or 11.5 percent, from March 31, 2012. Total real estate loans increased $58.6 million, or 10.6 percent, from March 31, 2012. Commercial loans increased $32.2 million, or 13.7 percent, year over year.

•	Investment securities totaled $536.2 million at March 31, 2013, reflecting an increase of $11.6 million or 2.2 percent from March 31, 2012.

•	Deposits totaled $1.28 billion at March 31, 2013, increasing $128.8 million, or 11.2 percent, since March 31, 2012. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $142.3 million or 13.7 percent from March 31, 2012. The increases were attributable to continued core deposit growth in overall segments of the deposit base, as well as the Saddle River Valley Bank transaction.

•	Borrowings totaled $151.2 million at March 31, 2013, decreasing $15.0 million from March 31, 2012, primarily due to the termination of a $10.0 million repurchase agreement and the prepayment of a $5.0 million FHLB New York advance.

Condensed Statements of Condition

The following table presents condensed statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)
(in thousands)
At quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Cash and due from banks	$116,755	$104,134	$100,106	$73,668	$78,207
Interest bearing deposits with banks	—	2,004	2,002	12,000	—
Investment securities:
Available for sale	458,004	496,815	509,605	467,190	454,994
Held to maturity	78,212	58,064	56,503	62,997	69,610
Loans held for sale, at fair value	774	1,491	1,055	501	2,060
Loans	879,387	889,672	869,998	806,953	788,562
Allowance for loan losses	(10,232)	(10,237)	(10,240)	(10,221)	(9,754)
Restricted investment in bank stocks, at cost	8,966	8,964	8,964	9,139	9,233
Premises and equipment, net	13,544	13,563	13,564	12,218	12,266
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	45	54	64	73	85
Bank-owned life insurance	34,935	34,961	29,679	29,440	29,194
Other real estate owned	1,536	1,300	—	453	558
Other assets	11,065	12,176	13,975	19,807	24,776
Total assets	$1,609,795	$1,629,765	$1,612,079	$1,501,022	$1,476,595
Deposits	$1,282,223	$1,306,922	$1,293,013	$1,174,649	$1,153,473
Borrowings	151,155	151,155	151,205	166,262	166,155
Other liabilities	11,664	10,997	10,676	12,128	14,886
Stockholders' equity	164,753	160,691	157,185	147,983	142,081
Total liabilities and stockholders’ equity	$1,609,795	$1,629,765	$1,612,079	$1,501,022	$1,476,595

The following table reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Demand:
Non-interest bearing	$213,794	$215,071	$192,321	$181,282	$172,342
Interest-bearing	207,427	217,922	222,660	199,064	197,648
Savings	221,274	216,274	218,732	207,151	209,436
Money market	488,124	493,836	488,189	432,507	411,626
Time	151,604	163,819	171,111	154,645	162,421
Total deposits	$1,282,223	$1,306,922	$1,293,013	$1,174,649	$1,153,473

Loans

The Corporation’s net loans in the first quarter of 2013 decreased $10.2 million, to $869.2 million at March 31, 2013, from $879.4 million at December 31, 2012. This includes allowance for loan losses of $10.2 million at both March 31, 2013 and December 31, 2012. The loan growth during the period amounted to approximately $64.1 million in new loans and advances during the first quarter. This growth was offset in part by prepayments of $33.1 million coupled with scheduled payments, maturities and payoffs of $41.1 million. Average loans during the first quarter of 2013 totaled $873.9 million as compared to $755.8 million during the first quarter of 2012, representing a 15.6 percent increase.

At the end of the first quarter of 2013, the loan portfolio remained well diversified with commercial and industrial (C&I) loans, including owner-occupied commercial real estate loans, accounting for 30.3 percent of the loan portfolio, commercial real estate loans representing 49.1 percent of the loan portfolio, and consumer and other loans representing 16.6 percent of the loan portfolio. Construction and development loans accounted for only 4.0 percent of the loan portfolio. The loan volume increase within the portfolio amounted to $102.9 million in commercial and commercial real estate loans, offset by decreases of $9.5 million in construction loans and $2.4 million in residential mortgage loans. At March 31, 2012, net loans totaled $778.8 million.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Real estate loans:
Residential	$145,228	$158,361	$162,070	$147,431	$147,607
Commercial	431,771	428,673	424,574	381,348	371,855
Construction	35,166	40,272	40,867	33,521	34,093
Total real estate loans	612,165	627,306	627,511	562,300	553,555
Commercial loans	266,762	261,791	242,008	244,294	234,549
Consumer and other loans	326	452	324	196	399
Total loans before deferred fees and costs	879,253	889,549	869,843	806,790	788,503
Deferred costs, net	134	123	155	163	59
Total loans	$879,387	$889,672	$869,998	$806,953	$788,562

At March 31, 2013, the Corporation had $212.7 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes approximately $45.1 million in commercial and commercial real estate loans and $5.6 million in residential mortgages expected to fund over the next 90 days.

Asset Quality

Non-accrual loans decreased from $3.6 million at December 31, 2012 to $2.6 million at March 31, 2013. Loans past due 90 days or more and still accruing decreased marginally from $55,000 at December 31, 2012 to $54,000 at March 31, 2013. Other real estate owned at March 31, 2013 was $1.5 million, as compared to $1.3 million at December 31, 2012. Both properties are currently being marketed and the Corporation anticipates sales with no further losses. Performing troubled debt restructured loans, which are performing loans, remained stable at $6.81 million at December 31, 2012, $6.79 million at March 31, 2013 and $6.90 million at March 31, 2012 respectively.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Non-accrual loans	$2,565	$3,616	$4,967	$3,943	$7,125
Loans 90 days or more past due and still accruing	54	55	570	1,026	1,062
Total non-performing loans	2,619	3,671	5,537	4,969	8,187
Other real estate owned	1,536	1,300	—	453	558
Total non-performing assets	$4,155	$4,971	$5,537	$5,422	$8,745
Performing troubled debt restructured loans	$6,786	$6,813	$6,851	$8,736	$6,900

Non-performing assets / total assets	0.26%	0.31%	0.34%	0.36%	0.59%
Non-performing loans / total loans	0.30%	0.41%	0.64%	0.62%	1.04%
Net charge-offs (recoveries)	$5	$103	$206	$(574)	$(45)
Net charge-offs (recoveries) / average loans (1)	N/M	0.05%	0.10%	(0.29)%	(0.02)%
Allowance for loan losses / total loans	1.16%	1.15%	1.18%	1.27%	1.24%
Allowance for loan losses / non-performing loans	390.7%	278.9%	184.9%	205.7%	119.1%

Total assets	$1,609,795	$1,629,765	$1,612,079	$1,501,022	$1,476,595
Total loans	879,387	889,672	869,998	806,953	788,562
Average loans	873,916	864,829	850,059	790,382	755,813
Allowance for loan losses	10,232	10,237	10,240	10,221	9,754

(1)	Annualized.

N/M – not meaningful

At March 31, 2013, non-performing assets totaled $4.2 million, or 0.26 percent of total assets, as compared with $8.7 million, or 0.59 percent, at March 31, 2012 and $5.0 million, or 0.31 percent, at December 31, 2012. The decrease from March 31, 2012 reflects the ability to satisfactorily work out the problem loans that exist. The largest component of the remaining non-accrual loans is comprised of one relationship totaling $639,000, or 24.9 percent of the total, secured by senior liens on a residential property, located in Morris County, New Jersey. This loan has been restructured and is performing and it is anticipated that it will be returned to a performing status in the second quarter of 2013. The remaining loans are primarily residential properties and are in the process of being worked out. Subsequent to March 31, 2013, a commercial property with a recorded value of $129,000 was resolved with no further loss to its recorded value.

The allowance for loan losses at March 31, 2013 amounted to approximately $10.2 million, or 1.16 percent of total loans. Excluding loans acquired from Saddle River Valley Bank and carried at fair value, the coverage ratio was 1.22 percent, compared to 1.24 percent of total loans at March 31, 2012. The allowance for loan losses as a percentage of total non-performing loans was 390.7 percent at March 31, 2013 compared to 119.1 percent at March 31, 2012.

Capital

At March 31, 2013, total stockholders' equity amounted to $164.8 million, or 10.2 percent of total assets. Tangible common stockholders' equity was $136.8 million, or 8.58 percent of tangible assets, compared to 7.81 percent at March 31, 2012. Book value per common share was $9.39 at March 31, 2013, compared to $8.01 at March 31, 2012. Tangible book value per common share was $8.36 at March 31, 2013 compared to $6.98 at March 31, 2012.

At March 31, 2013, the Corporation’s Tier 1 leverage capital ratio was 9.31 percent, the Tier 1 risk-based capital ratio was 11.63 percent and the total risk-based capital ratio was 12.46 percent. Tier 1 capital increased to approximately $147.8 million at March 31, 2013 from $133.1 million at March 31, 2012, reflecting an increase in retained earnings.

At March 31, 2013, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following table presents a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Net income	$4,924	$4,469	$4,454	$4,353	$4,231
Average stockholders’ equity	$162,853	$160,006	$152,686	$145,607	$140,411
Less:
Average goodwill and other intangible assets	16,855	16,864	16,874	16,884	16,897
Average tangible stockholders’ equity	$145,998	$143,142	$135,812	$128,723	$123,514

Return on average stockholders’ equity	12.09%	11.17%	11.67%	11.96%	12.05%
Add:
Average goodwill and other intangible assets	1.40%	1.32%	1.45%	1.57%	1.65%
Return on average tangible stockholders’ equity	13.49%	12.49%	13.12%	13.53%	13.70%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following table presents a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Common shares outstanding	16,348,915	16,347,915	16,347,088	16,347,088	16,332,327
Stockholders’ equity	$164,753	$160,691	$157,185	$147,983	$142,081
Less: Preferred stock	11,250	11,250	11,250	11,250	11,250
Less: Goodwill and other intangible assets	16,849	16,858	16,868	16,877	16,889
Tangible common stockholders’ equity	$136,654	$132,583	$129,067	$119,856	$113,942

Book value per common share	$9.39	$9.14	$8.93	$8.36	$8.01
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.03	1.03
Tangible book value per common share	$8.36	$8.11	$7.90	$7.33	$6.98

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following table presents a reconciliation of total assets to tangible assets and a comparison of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Total assets	$1,609,795	$1,629,765	$1,612,079	$1,501,022	$1,476,595
Less: Goodwill and other intangible assets	16,849	16,858	16,868	16,877	16,889
Tangible assets	$1,592,946	$1,612,907	$1,595,211	$1,484,145	$1,459,706

Total stockholders' equity / total assets	10.23%	9.86%	9.75%	9.86%	9.62%
Tangible common stockholders' equity / tangible assets	8.58%	8.22%	8.09%	8.08%	7.81%

Other income is presented in the table below including and excluding net gains. We believe that many investors desire to evaluate other income without regard for gains.

(in thousands)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Other income	$1,845	$1,016	$2,635	$1,604	$1,955
Less: Net investment securities gains (losses)	319	(201)	763	513	937
Less: Bargain gain on acquisition	—	—	899	—	—
Other income, excluding net investment securities gains ( losses) and bargain gain on acquisition	$1,526	$1,217	$973	$1,091	$1,018

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Other expense	$6,538	$6,193	$7,507	$5,690	$5,807
Less: Repurchase agreement termination fee	—	—	1,012	—	—
Less: Acquisition cost	—	10	472	—	—
Other expense, excluding extraordinary items	$6,538	$6,183	$6,023	$5,690	$5,807

Net interest income (tax equivalent basis)	$11,950	$11,969	$11,663	$10,990	$10,761
Other income, excluding net investment securities gains	1,526	1,217	973	1,091	1,018
Total	$13,476	$13,186	$12,636	$12,081	$11,779

Efficiency ratio	48.5%	46.9%	47.7%	47.1%	49.3%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Investment securities
Available for sale	$503,223	$517,179	$508,864	$473,963	$443,109
Held to maturity	65,378	58,929	60,275	66,626	72,401
Loans	873,916	864,829	850,059	790,382	755,813
Allowance for loan losses	(10,229)	(10,188)	(10,197)	(9,813)	(9,683)
All other assets	171,703	181,306	172,032	177,100	199,631
Total assets	$1,603,991	$1,612,055	$1,581,033	$1,498,258	$1,461,271
Non-interest bearing deposits	$212,860	$205,278	$183,858	$173,248	$167,921
Interest-bearing deposits	1,061,261	1,079,351	1,066,849	1,002,230	976,958
Borrowings	151,488	151,364	164,294	166,299	166,375
Other liabilities	15,529	16,056	13,346	10,874	9,606
Stockholders’ equity	162,853	160,006	152,686	145,607	140,411
Total liabilities and stockholders’ equity	$1,603,991	$1,612,055	$1,581,033	$1,498,258	$1,461,271

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company ("AT&CO."), Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 15 banking locations in Union, Morris and Bergen Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, and Summit, New Jersey. Center received approval from the Office of the Comptroller of the Currency to open a Private Banking and Loan Production Office in Princeton, NJ. The Bank's primary market area is comprised of central and northern New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future margin performance, the Bank’s ability to market non-performing assets, the performance of restructured assets and other aspects of the Corporation’s future performance ) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp’s ability to integrate Saddle River Valley Bank’s branches into Center Bancorp’s branch network, continued relationships with major customers, including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and due from banks	$116,755	$104,134
Interest bearing deposits with banks	—	2,004
Total cash and cash equivalents	116,755	106,138
Investment securities:
Available for sale	458,004	496,815
Held to maturity (fair value of $81,921 at March 31, 2013 and $62,431 at December 31, 2012)	78,212	58,064
Loans held for sale	774	1,491
Loans	879,387	889,672
Less: Allowance for loan losses	10,232	10,237
Net loans	869,155	879,435
Restricted investment in bank stocks, at cost	8,966	8,964
Premises and equipment, net	13,544	13,563
Accrued interest receivable	6,423	6,849
Bank-owned life insurance	34,935	34,961
Goodwill	16,804	16,804
Prepaid FDIC assessments	525	811
Other real estate owned	1,536	1,300
Due from brokers for investment securities	718	—
Other assets	3,444	4,570
Total assets	$1,609,795	$1,629,765
LIABILITIES
Deposits:
Non-interest bearing	$213,794	$215,071
Interest-bearing:
Time deposits $100 and over	99,687	110,835
Interest-bearing transaction, savings and time deposits less than $100	968,742	981,016
Total deposits	1,282,223	1,306,922
Long-term borrowings	146,000	146,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	11,664	10,997
Total liabilities	1,445,042	1,469,074
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at March 31, 2013 and December 31, 2012 total liquidation value of $11,250	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at March 31, 2013 and December 31, 2012; outstanding 16,348,915 shares at March 31, 2013 and 16,347,915 shares at December 31, 2012	110,056	110,056
Additional paid in capital	4,820	4,801
Retained earnings	50,690	46,753
Treasury stock, at cost (2,128,497 common shares at March 31, 2013 and 2,129,497 common shares December 31, 2012)	(17,230)	(17,232)
Accumulated other comprehensive income	5,167	5,063
Total stockholders’ equity	164,753	160,691
Total liabilities and stockholders’ equity	$1,609,795	$1,629,765

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(in thousands, except for share and per share data)	2013	2012

Interest income
Interest and fees on loans	$9,923	$9,385
Interest and dividends on investment securities:
Taxable	2,972	3,088
Tax-exempt	1,076	773
Dividends	131	149
Interest on federal funds sold and other short-term investment	2	—
Total interest income	14,104	13,395
Interest expense
Interest on certificates of deposit $100 or more	239	252
Interest on other deposits	1,045	1,156
Interest on borrowings	1,450	1,642
Total interest expense	2,734	3,050
Net interest income	11,370	10,345
Provision for loan losses	—	107
Net interest income after provision for loan losses	11,370	10,238
Other income
Service charges, commissions and fees	406	446
Annuities and insurance commissions	100	44
Bank-owned life insurance	565	251
Loan related fees	139	110
Net gains on sale of loans held for sale	138	126
Other	178	41
Other-than-temporary impairment losses on investment securities	(24)	(58)
Net gains on sale of investment securities	343	995
Net investment securities gains (losses)	319	937
Total other income	1,845	1,955
Other expense
Salaries and employee benefits	3,490	3,118
Occupancy and equipment	906	700
FDIC insurance	313	299
Professional and consulting	219	246
Stationery and printing	85	84
Marketing and advertising	101	31
Computer expense	353	353
Other real estate owned, net	19	62
Other	1,052	914
Total other expense	6,538	5,807
Income before income tax expense	6,677	6,386
Income tax expense	1,753	2,155
Net Income	4,924	4,231
Preferred stock dividends and accretion	56	141
Net income available to common stockholders	$4,868	$4,090
Earnings per common share
Basic	$0.30	$0.25
Diluted	$0.30	$0.25
Weighted Average Common Shares Outstanding
Basic	16,348,215	16,332,327
Diluted	16,373,588	16,338,162

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

(in thousands, except for share and per share data) (annualized	Three Months Ended
where applicable)	3/31/2013	12/31/2012	3/31/2012
Statements of Income Data

Interest income	$14,104	$14,263	$13,395
Interest expense	2,734	2,841	3,050
Net interest income	11,370	11,422	10,345
Provision for loan losses	—	100	107
Net interest income after provision for loan losses	11,370	11,322	10,238
Other income	1,845	1,016	1,955
Other expense	6,538	6,193	5,807
Income before income tax expense	6,677	6,145	6,386
Income tax expense	1,753	1,676	2,155
Net income	$4,924	$4,469	$4,231
Net income available to common stockholders	$4,868	$4,441	$4,090
Earnings per Common Share
Basic	$0.30	$0.27	$0.25
Diluted	$0.30	$0.27	$0.25
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$458,004	$496,815	$454,994
Held for maturity( fair value $81,921, $62,431 and $72,403)	78,212	58,064	69,610
Loans held for sale	774	1,491	2,060
Loans	879,387	889,672	788,562
Total assets	1,609,795	1,629,765	1,476,595
Deposits	1,282,223	1,306,922	1,153,473
Borrowings	151,155	151,155	166,155
Stockholders' equity	164,753	160,691	142,081
Common Shares Dividend Data
Cash dividends	$899	$899	$490
Cash dividends per share	$0.055	$0.055	$0.030
Dividend payout ratio	18.47%	20.24%	11.98%
Weighted Average Common Shares Outstanding
Basic	16,348,215	16,347,564	16,322,327
Diluted	16,373,588	16,363,698	16,338,162
Operating Ratios
Return on average assets	1.23%	1.11%	1.16%
Return on average equity	12.09%	11.17%	12.05%
Return on average tangible equity	13.49%	12.49%	13.70%
Average equity / average assets	10.15%	9.93%	9.61%
Book value per common share (period-end)	$9.39	$9.14	$8.01
Tangible book value per common share (period-end)	$8.36	$8.11	$6.98
Non-Financial Information (Period-End)
Common stockholders of record	536	551	552
Full-time equivalent staff	173	178	170